Exhibit 99.2
During its quarterly earnings webcast on January 24, 2006, Lucent Technologies Inc. (the “Company”) provided the following information:
•	The Company expects its fiscal 2006 revenues to be essentially flat or increase on a percentage basis in the low single digits for the year, with significantly higher revenues in the second half of the fiscal year than the first half of the fiscal year.

•	The Company continues to expect an annual gross margin rate for fiscal 2006 on a percentage basis in the 41% to 43% range. Quarterly gross margin rates may be subject to fluctuations.

•	The Company expects fiscal 2006 operating expenses as a percentage of revenues of about 33%, including a $278 million charge for a bankruptcy court judgment related to litigation between the Company and the trustee for Winstar Communications.

•	The Company expects fiscal 2006 revenues for its Mobility Access and Applications Solutions segment to be essentially flat for the year.

•	The Company expects fiscal 2006 revenues for the combined Multimedia Network Solutions and Converged Core Solutions segments to be down somewhat year over year.

•	The Company expects fiscal 2006 revenues for its Services segment to grow at or slightly below 10% year over year.

•	The Company expects to recognize approximately $170 million of tax expense during fiscal 2006, with approximately $100 million in non-cash expense related to U.S. income and the remainder attributable to non-U.S. income taxes.

•	The Company expects the fiscal 2006 net pension and postretirement benefit credit to decline by approximately $300 million compared to the fiscal 2005 amount of $718 million.

•	The Company is not providing any quarterly guidance.
The above are forward-looking statements about the Company’s expectations for future performance. Actual results could differ materially from those suggested by the foregoing statements. Information about factors that could affect future results are addressed in the Company’s SEC filings, including the Company’s reports on Forms 10-K, 10-Q, and 8-K. A summary of these factors are also included in the press release filed as Exhibit 99.1 to the Form 8-K to which this exhibit is filed.